Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 (Commission File Numbers 333-12156, 333-13818, 333-105213, 333-114668, 333-135218, 333-161796 333-166673, 333-166674 and 333-193124) pertaining to the Radware Ltd. 1997 Key Employee Share Incentive Plan, as amended, and the Radware Ltd. 2010 Employee Share Purchase Plan, of our reports dated March 31, 2014, with respect to the Consolidated Financial Statements of Radware Ltd. and its subsidiaries and the effectiveness of internal control over financial reporting of Radware Ltd. and its subsidiaries, included in this Annual Report on Form 20-F for the year ended December 31, 2013.

/s/ Kost Forer Gabbay & Kasierer
Tel - Aviv, Israel	KOST FORER GABBAY & KASIERER
March 31, 2014	A Member of Ernst &Young Global